Exhibit 99.1

NRG Yield, Inc. Reports Fourth Quarter 2016 Financial Results,
Announces Agreements with NRG on Next Drop Down
and Right of First Offer Pipeline Expansion

•	Strong cash from operations and Cash Available for Distribution (CAFD) with an increase in the annualized dividend by 16.3%

•	Announced 4% quarterly dividend increase to $0.26 per share in the first quarter 2017; continue to target annualized dividend per share growth of 15% through 2018

•	Enhanced financial flexibility during 2016 with over $200 million in available cash for growth at year end

•	Executed agreements with NRG Energy, Inc. (NYSE: NRG) to acquire 311 net MWs of utility-scale solar

•	Expanded the Right of First Offer (ROFO) pipeline with NRG; 234 net MWs of utility-scale solar assets

•
Recorded a $183 million non-cash asset impairment charge on three projects in the Tax Equity Wind Portfolio interest acquired from NRG in 2015; Financial performance of the portfolio remains within expectations

PRINCETON, NJ — February 28, 2017 — NRG Yield, Inc. (NYSE: NYLD, NYLD.A) today reported full year 2016 financial results including a Net Loss of $15 million, Adjusted EBITDA of $899 million, Cash from Operating Activities of $560 million, and CAFD of $311 million.

"NRG Yield finished 2016 strong with exceptional financial results and significant financial flexibility to continue executing on its growth plans in 2017," said Christopher Sotos, NRG Yield's President and Chief Executive Officer. "With today's announcement of both the next drop down and an expanded ROFO pipeline from NRG, NRG Yield stands to continue its dividend growth."

Overview of Financial and Operating Results

Segment Results

Table 1: Net (Loss)/Income1

($ millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/16	12/31/15	12/31/16	12/31/15
Conventional	45	53	153	156
Renewable	(174)	(18)	(103)	(25)
Thermal	5	2	29	22
Corporate	(2)	(25)	(94)	(88)
Net (Loss)/ Income	(126)	12	(15)	65

1 In accordance with GAAP, 2016 and 2015 results have been recast to include the California Valley Solar Ranch (CVSR) Drop Down Asset as if the combination had been in effect from the beginning of the financial statement period

Table 2: Adjusted EBITDA2

($ millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/16	12/31/15	12/31/16	12/31/15
Conventional	84	89	309	312
Renewable	116	92	548	407
Thermal	13	10	58	51
Corporate	(6)	(2)	(16)	(12)
Adjusted EBITDA	207	189	899	758

Table 3: Cash from Operating Activities and Cash Available for Distribution (CAFD)

	Three Months Ended		Twelve Months Ended
($ millions)	12/31/16	12/31/15	12/31/16	12/31/15
Cash from Operating Activities	121	95	560	405
Cash Available for Distribution (CAFD)	62	17	311	186

For the fourth quarter of 2016, NRG Yield reported Net Loss of $126 million, Adjusted EBITDA of $207 million, Cash from Operating Activities of $121 million, and CAFD of $62 million. Fourth quarter net loss results were primarily due to $183 million of non-cash asset impairments within NRG Wind TE Holdco at three separate wind projects: Elbow Creek and Goat Wind located in Texas, and Forward Wind located in Pennsylvania, all of which were acquired as part of the drop down assets from NRG Energy, Inc. (NRG) on November 3, 2015. Fourth quarter Adjusted EBITDA results were higher than 2015 primarily due to increased production in the Renewables segment and a $4 million receipt of insurance proceeds from a 2014 wind outage claim. CAFD results were higher than 2015 due to the Adjusted EBITDA impacts referenced above and the acquisition of the remaining 51.05% interest in California Valley Solar Ranch from NRG (CVSR Drop Down Asset).

For the twelve months ended December 31, 2016, NRG Yield reported Net Loss of $15 million, Adjusted EBITDA of $899 million, Cash from Operating Activities of $560 million, and CAFD of $311 million. Full year net loss results were impacted by the non-cash asset impairments referenced above. Adjusted EBITDA results were higher than 2015 primarily due to increased wind production in the Renewables segment, full year contributions from the acquisitions of Desert Sunlight and Spring Canyon which closed in 2015, and a $4 million receipt of insurance proceeds from a 2014 wind outage claim. CAFD results were higher than 2015 due to the Adjusted EBITDA impacts referenced above, the CVSR Drop Down Asset, and lower maintenance capital expenditures.

Asset Impairments

In the fourth quarter of 2016, NRG Yield recorded a non-cash impairment loss of $183 million for certain assets acquired from NRG as part of the November 3, 2015 drop down of a 75% interest in NRG Wind TE Holdco, a portfolio of 814 net MWs (the November 2015 Drop Down). The projected CAFD during the contract period and variability during the post-contract period from the November 2015 Drop Down portfolio remains substantially in-line with expectations.

The non-cash impairment loss was recorded on the following projects from the November 2015 Drop Down:

•	Elbow Creek: 122 MW wind facility located in Howard Count, TX with a PPA expiration in 2022

•	Goat Wind: 150 MW wind facility located in Sterling City, TX with a PPA expiration in 2025

•	Forward: 29 MW wind facility located in Berlin, PA with a PPA expiration in 2017

As the assets are held under common control with NRG, NRG Yield recorded the November 2015 Drop Down at a net asset historical cost of $369 million rather than at fair value as paid in November 2015 of $207 million. Under common control accounting rules, NRG Yield retained the higher asset value and recorded the difference between the net asset historical cost and the fair value purchase price to non-controlling interest. In accordance with GAAP, no impairment was necessary at the time of the drop down. In December 2016, NRG Yield updated its view of long-term power prices and operating plan in post-PPA/contract periods as part of its annual budget process triggering a review for impairment and determined that the cash flows over the projects' remaining
2 In accordance with GAAP, 2016 and 2015 results have been recast to include the CVSR Drop Down Asset as if the combinations had been in effect from the beginning of the financial statement period useful lives were below their carrying amount (historical cost adjusted for changes over time due to depreciation and maintenance capex additions) resulting in an impairment loss.

Operational Performance

Table 4: Selected Operating Results

(MWh and MWht in thousands)	Three Months Ended		Twelve Months Ended
	12/31/16	12/31/15	12/31/16	12/31/15
Equivalent Availability Factor (Conventional)	99.1%	98.8%	95.3%	94.3%
Renewable Generation Sold (MWh)	1,673	1,599	7,236	6,412
Thermal Generation Sold (MWht)[3]	479	505	2,037	2,243

In the fourth quarter of 2016, generation in the Renewables Segment was above expectations and 5% higher than the fourth quarter of 2015 primarily due to stronger wind resources at Alta Wind in California while the Conventional Segment achieved higher equivalent availability versus the fourth quarter of 2015.

In January 2017, the El Segundo Energy Center began a forced outage on Units 5 and 6 due to increasing vibrations on successive operations on Unit 5. In consultation with NRG, the Company's operations and maintenance provider, the Company elected to replace the rotor on Unit 5. Both Unit 5 and 6 returned to service on February 24, 2017. The Company estimates the CAFD impact of the forced outage to be approximately $12 million in 2017 before recovery from warranty or insurance coverage.

Liquidity and Capital Resources

Table 5: Liquidity

($ millions)	12/31/16	09/30/16	12/31/15
Cash and Cash Equivalents	317	200	111
Restricted Cash	164	138	131
Total Cash	481	338	242
Revolver Availability	435	431	133
Total Liquidity	916	769	375

Total liquidity as of December 31, 2016 was $916 million, an increase of $541 million from December 31, 2015. This reflects an increase in revolver availability of $302 million and an increase in cash of $239 million4 due to the issuance of non-recourse project-level debt at CVSR, issuance of non-recourse project-level debt at Thermal, and the issuance of senior unsecured notes at NRG Yield Operating LLC. Other potential sources of liquidity include the $150 million at-the-market (ATM) facility under which no shares have been issued to date.

Financing Updates

NRG Energy Center Minneapolis LLC (Non-Recourse Thermal Financing)

On January 5, 2017, NRG Energy Center Pittsburgh LLC amended its Energy Services Agreement with the University of Pittsburgh Medical Center (UPMC) Mercy, based on a customer change order, to increase the capacity of the district energy system to 80 MWt. Accordingly, in the first quarter of 2017, NRG Energy Center Minneapolis LLC expects to amend its existing Note Purchase and Private Shelf Agreement to permit the issuance of $10 million of Series F notes. These Series F notes, if issued, will be utilized in addition to the existing, authorized $70 million of Series E notes, to make payments with respect to the UPMC Engineering, Procurement, and Construction (EPC) Agreement. The total payment under the EPC Agreement was also increased from $79 million to approximately $87 million to account for this customer change order.

3 Also includes Thermal MWh sold
4 See Appendix A-6 for Twelve Months Ended December 31, 2016. Sources and Uses of Cash and Cash Equivalents detail

Growth Investments

Drop Down Assets and Expanded ROFO Pipeline

In December 2016, NRG offered the Company the opportunity to purchase the following assets: (i) the Minnesota Portfolio, a 40 MW portfolio of wind projects; (ii) the 30 MW Community wind project; (iii) the 50 MW Jeffers wind projects; and (iv) a 16% interest in the 290 MW Agua Caliente solar project, pursuant to the ROFO Agreement. In addition to these ROFO Assets, NRG also offered the Company the opportunity to purchase NRG's 50% interests in seven utility-scale solar projects located in Utah, representing 265 net MW of capacity5 that were part of NRG's recent acquisition of projects from SunEdison.

On February 24, 2017, the Company entered into a definitive agreement to acquire the Agua Caliente and Utah utility-scale solar projects (311 net MW) from NRG for cash consideration of $130 million, plus assumed non-recourse project debt of approximately $464 million6, excluding adjustments for working capital. Details of the projects include:

•
A 16% interest (approximately 31% of NRG's 51% interest) in the Agua Caliente solar farm, one of the NRG ROFO assets, representing ownership of approximately 46 net MW of capacity. Agua Caliente is located in Yuma County, AZ and sells power subject to a 25-year PPA with Pacific Gas and Electric, with 22 years remaining on that contract.

•
NRG's 50% interests in seven utility-scale solar farms located in Utah representing 265 net MW of capacity that were part of NRG's recent acquisition of projects from SunEdison. These assets achieved commercial operations in the Fall of 2016 and sell power subject to 20-year PPAs with PacifiCorp, a subsidiary of Berkshire Hathaway.

The Company elected not to pursue the acquisition of the Minnesota, Community, and Jeffers wind projects at this time, but may continue its evaluation of the projects. The Company has retained the right with NRG, pursuant to the ROFO Agreement, to participate in any process to the extent NRG elected to pursue a third party sale of these assets.

In connection with the execution of the definitive agreement, the Company and NRG entered into an amendment to the ROFO Agreement to expand the NRG ROFO pipeline with the addition of 234 net MW of utility-scale solar projects that NRG acquired as part of the SunEdison transaction. These assets include:

•	Buckthorn Solar, a 154 net MW facility located in Texas with a 25-year PPA with City of Georgetown

•	Hawaii Solar projects, which have a combined capacity of 80 net MW7 with an average PPA of 22 years with the Hawaiian Electric Company[8]

The purchase price for the drop down transaction will be funded entirely with cash on hand and is expected to increase CAFD on an annual basis by approximately $13.3 million9. The transaction is expected to close within the next 60 days and the Company expects to record its interests in the acquired projects as equity method investments.

Investment Partnerships with NRG Energy

During the fourth quarter of 2016, NRG Yield invested $2 million and $12 million in the distributed solar investment partnerships, residential and business renewables, respectively, with NRG. Following these contributions, NRG Yield has invested $170 million in the partnerships and co-owns approximately 131 MW10 of distributed solar capacity with a weighted average contract life of approximately 19 years. As of December 31, 2016, the Company has no further funding commitments to the existing residential solar partnership and has $66 million remaining to be funded under the existing business renewables partnerships.

Quarterly Dividend Updates

5 Reflects NRG's net interest based on cash to be distributed in tax equity partnership with Dominion
6 Approximately $328 million on balance sheet and $136 million pro-rata share of unconsolidated debt
7 Reflects 110 MW related to three solar projects acquired by NRG, net of 30 MW that are not subject to the ROFO Agreement
8 61 of the 80 MWs have been contracted as of February 28, 2017
9 CAFD average over the 5-year period from 2018-2022
10 Based on cash to be distributed; includes 14 MW of residential solar leases acquired outside of partnership

On February 15, 2017, NRG Yield’s Board of Directors declared a quarterly dividend on Class A and Class C common stock of $0.26 per share ($1.04 per share annualized) payable on March 15, 2017, to stockholders of record as of March 1, 2017. This equates to a 4% increase over the prior quarter and an increase of 16.3% over the previous year.

Seasonality

NRG Yield’s quarterly operating results are impacted by seasonal factors as well as variability in renewable energy resource. The majority of NRG Yield’s revenues are generated from the months of May through September, as contracted pricing and renewable resources are at their highest levels in the Company’s core markets. The factors driving the fluctuation in Net Income, Adjusted EBITDA, Cash from Operating Activities, and CAFD include the following:

•	Higher summer capacity prices from conventional assets;

•	Higher solar insolation during the summer months;

•	Higher wind resources during the spring months;

•	Debt service payments which are made either quarterly or semi-annually; and

•	Timing of maintenance capital expenditures

The Company takes into consideration the timing of these factors to ensure sufficient funds are available for distribution on a quarterly basis.

2017 Guidance

NRG Yield is reconfirming 2017 full year financial guidance. However, the full year financial guidance reflects neither the impact of the aforementioned outage at El Segundo Energy Center nor the drop down transaction announced today. Upon closing of the drop down transaction, the Company will provide an update to full year guidance.

($ millions)	2017 Full Year Guidance
Net Income	110
Adjusted EBITDA	865
Cash from Operating Activities	548
Cash Available for Distribution (CAFD)	255

NRG Yield is targeting dividend per share growth of 15% annually on each of its Class A and Class C common stock through 2018.

Earnings Conference Call

On February 28, 2017, NRG Yield will host a conference call at 9:15 a.m. Eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG Yield’s website at http://www.nrgyield.com and clicking on “Presentations & Webcasts.”

About NRG Yield

NRG Yield owns a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the United States, including fossil fuel, solar and wind power generation facilities that provide the capacity to support more than two million American homes and businesses. Our thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations. NRG Yield’s Class C and Class A common stock are traded on the New York Stock Exchange under the symbols NYLD and NYLD.A, respectively. Visit www.nrgyield.com for more information.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our Net Income, Adjusted EBITDA, Cash from Operating Activities, cash available for distribution, expected earnings, future growth and financial performance, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG Yield believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated herein include, among others, general economic conditions, hazards customary in the power industry, weather conditions, including wind and solar performance, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, failure to identify or successfully execute acquisitions, our ability to enter into new contracts as existing contracts expire, our ability to acquire assets from NRG Energy, Inc. or third parties, our ability to maintain or create successful partnering relationships with NRG Energy and other third parties, our ability to close Drop Down transactions, and our ability to maintain and grow our quarterly dividends. Furthermore, any dividends are subject to available capital, market conditions, and compliance with associated laws and regulations.

NRG Yield undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Adjusted EBITDA and Cash Available for Distribution are estimates as of today’s date, February 28, 2017, and are based on assumptions believed to be reasonable as of this date. NRG Yield expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG Yield’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG Yield’s future results included in NRG Yield’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, NRG Yield makes available free of charge at www.nrgyield.com, copies of materials it files with, or furnish to, the SEC.

# # #

Contacts:

Media:             Investors:

Marijke Shugrue        Kevin L. Cole, CFA
609.524.5262        609.524.4526

Lindsey Puchyr
609.524.4527

NRG YIELD, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31,
(In millions, except per share amounts)	2016	2015	2014
Operating Revenues
Total operating revenues	$1,021	$953	$828
Operating Costs and Expenses
Cost of operations	306	321	277
Depreciation and amortization	297	297	233
Impairment losses	183	—	—
General and administrative	16	12	8
Acquisition-related transaction and integration costs	1	3	4
Total operating costs and expenses	803	633	522
Operating Income	218	320	306
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	37	26	17
Other income, net	3	3	6
Loss on debt extinguishment	—	(9)	(1)
Interest expense	(274)	(263)	(216)
Total other expense, net	(234)	(243)	(194)
(Loss) Income Before Income Taxes	(16)	77	112
Income tax (benefit) expense	(1)	12	4
Net (Loss) Income	(15)	65	108
Less: Pre-acquisition net income (loss) of Drop Down Assets	10	(10)	44
Net (Loss) Income Excluding Pre-acquisition Net Income (Loss) of Drop Down Assets	(25)	75	64
Less: Net (loss) income attributable to noncontrolling interests	(82)	42	48
Net Income Attributable to NRG Yield, Inc.	$57	$33	$16
Earnings Per Share Attributable to NRG Yield, Inc. Class A and Class C Common Stockholders
Weighted average number of Class A common shares outstanding - basic and diluted	35	35	28
Weighted average number of Class C common shares outstanding - basic and diluted	63	49	28
Earnings per Weighted Average Class A and Class C Common Share - Basic and Diluted	$0.58	$0.40	$0.30
Dividends Per Class A Common Share	0.945	1.015	$1.42
Dividends Per Class C Common Share	$0.945	$0.625	N/A

NRG YIELD, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Year ended December 31,
(In millions)	2016	2015	2014
Net (Loss) Income	$(15)	$65	$108
Other Comprehensive Income (Loss), net of tax
Unrealized gain (loss) on derivatives, net of income tax benefit of $0, $10, and $5	13	(7)	(60)
Other comprehensive income (loss)	13	(7)	(60)
Comprehensive (Loss) Income	(2)	58	48
Less: Pre-acquisition net income (loss) of Drop Down Assets	10	(10)	44
Less: Comprehensive (loss) income attributable to noncontrolling interests	(68)	53	(3)
Comprehensive Income Attributable to NRG Yield, Inc.	$56	$15	$7

NRG YIELD, INC.
CONSOLIDATED BALANCE SHEETS

(In millions, except shares)	December 31, 2016	December 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$317	$111
Restricted cash	164	131
Accounts receivable — trade	91	101
Inventory	39	36
Derivative instruments	2	—
Notes receivable — current	16	17
Prepayments and other current assets	16	20
Total current assets	645	416
Property, plant and equipment, net	5,460	5,878
Other Assets
Equity investments in affiliates	710	697
Notes receivable — non-current	14	30
Intangible assets, net	1,286	1,362
Derivative instruments	1	—
Deferred income taxes	216	170
Other non-current assets	51	136
Total other assets	2,278	2,395
Total Assets	$8,383	$8,689
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$282	$264
Accounts payable — trade	23	23
Accounts payable — affiliate	40	86
Derivative instruments	29	39
Accrued expenses and other current liabilities	85	77
Total current liabilities	459	489
Other Liabilities
Long-term debt	5,426	5,329
Accounts payable — affiliate	9	—
Derivative instruments	43	61
Other non-current liabilities	76	72
Total non-current liabilities	5,554	5,462
Total Liabilities	6,013	5,951
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Class A, Class B, Class C and Class D common stock, $0.01 par value; 3,000,000,000 shares authorized (Class A 500,000,000, Class B 500,000,000, Class C 1,000,000,000, Class D 1,000,000,000); 182,848,000 shares issued and outstanding (Class A 34,586,250, Class B 42,738,750, Class C 62,784,250, Class D 42,738,750) at December 31, 2016 and 2015	1	1
Additional paid-in capital	1,879	1,855
(Accumulated deficit) Retained earnings	(2)	12
Accumulated other comprehensive loss	(28)	(27)
Noncontrolling interest	520	897
Total Stockholders' Equity	2,370	2,738
Total Liabilities and Stockholders' Equity	$8,383	$8,689

NRG YIELD, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2016	2015	2014
Cash Flows from Operating Activities	(In millions)
Net (loss) income	$(15)	$65	$108
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of unconsolidated affiliates	(37)	(26)	(17)
Distributions from unconsolidated affiliates	49	43	21
Depreciation, amortization and ARO accretion	300	299	235
Amortization of financing costs and debt discounts	20	16	11
Amortization of intangibles and out-of-market contracts	75	54	28
Loss on debt extinguishment	—	9	1
Change in deferred income taxes	(1)	12	4
Impairment losses	183	—	—
Changes in derivative instruments	(19)	(43)	(12)
Loss on disposal of asset components	6	3	—
Cash provided by (used in) changes in other working capital:
Changes in prepaid and accrued capacity payments	(8)	(12)	—
Changes in other working capital	7	(15)	(17)
Net Cash Provided by Operating Activities	560	405	362
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	—	(37)	(901)
Acquisition of Drop Down Assets, net of cash acquired	(77)	(698)	(311)
Capital expenditures	(20)	(29)	(60)
Receipt of indemnity from supplier	—	—	57
(Increase) decrease in restricted cash	(33)	(1)	25
Cash receipts from notes receivable	17	17	14
Proceeds from renewable energy grants	—	—	422
Return of investment from unconsolidated affiliates	28	42	4
Investments in unconsolidated affiliates	(80)	(402)	—
Other	4	—	11
Net Cash Used in Investing Activities	(161)	(1,108)	(739)
Cash Flows from Financing Activities
Contributions from tax equity investors, net of distributions	5	122	190
Capital contributions from NRG	—	—	2
Distributions and return of capital to NRG prior to the acquisition of Drop Down Assets	(113)	(59)	(335)
Proceeds from the issuance of common stock	—	599	630
Payments of dividends and distributions	(183)	(139)	(101)
Proceeds from the revolving credit facility	60	551	500
Payments for the revolving credit facility	(366)	(245)	—
Proceeds from issuance of long-term debt	675	293	523
Payments of debt issuance costs	(7)	(13)	(36)
Payments for long-term debt	(264)	(724)	(626)
Net Cash (Used in) Provided by Financing Activities	(193)	385	747
Net Increase (Decrease) in Cash and Cash Equivalents	206	(318)	370
Cash and Cash Equivalents at Beginning of Period	111	429	59
Cash and Cash Equivalents at End of Period	$317	$111	$429

Supplemental Disclosures
Interest paid, net of amount capitalized	$(266)	$(274)	$(192)
Non-cash investing and financing activities:
Additions (reductions) to fixed assets for accrued capital expenditures	3	1	(21)
Decrease to fixed assets for accrued grants	—	—	34
Decrease to fixed assets for deferred tax asset	—	19	7
Non-cash adjustment for change in tax basis of assets	44	38	(14)
Increase in debt due to accrued interest converted to debt	—	—	11
Non-cash return of capital and distributions to NRG, net of contributions	$(43)	$(13)	$1,058

Appendix Table A-1: Three Months Ended December 31, 2016, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewable	Thermal	Corporate	Total
Net (Loss)/Income	45	(174)	5	(2)	(126)
Plus:
Income Tax Benefit	—	—	—	(26)	(26)
Interest Expense, net	12	26	2	21	61
Depreciation and Amortization	20	48	5	—	73
ARO Expense	—	1	—	—	1
Contract Amortization	1	15	1	—	17
Other non recurring charges	2	—	—	1	3
Impairment Losses	—	183	—	—	183
Adjustments to reflect NRG Yield’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	4	17	—	—	21
Adjusted EBITDA	84	116	13	(6)	207

Appendix Table A-2: Three Months Ended December 31, 2015, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewable	Thermal	Corporate	Total
Net Income/(Loss)	53	(18)	2	(25)	12
Plus:
Income Tax Expense	—	—	—	4	4
Interest Expense, net	12	31	2	18	63
Depreciation and Amortization	20	50	5	—	75
ARO Expense	—	—	—	—	—
Contract Amortization	1	13	—	—	14
Mark to Market (MtM) Losses on economic hedges	—	3	—	—	3
Other non recurring charges	—	1	1	1	3
Adjustments to reflect NRG Yield’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	3	12	—	—	15
Adjusted EBITDA	89	92	10	(2)	189

Appendix Table A-3: Twelve Months Ended December 31, 2016, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewable	Thermal	Corporate	Total
Net (Loss)/Income	153	(103)	29	(94)	(15)
Plus:
Income Tax Benefit	—	—	—	(1)	(1)
Interest Expense, net	48	140	7	78	273
Depreciation and Amortization	80	197	20	—	297
ARO Expense	1	2	—	—	3
Contract Amortization	11	61	2	—	74
Impairment Losses	—	183	—	—	183
Other non recurring charges	2	3	—	1	6
Adjustments to reflect NRG Yield’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	14	65	—	—	79
Adjusted EBITDA	309	548	58	(16)	899

Appendix Table A-4: Twelve Months Ended December 31, 2015, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewable	Thermal	Corporate	Total
Net Income/(Loss)	156	(25)	22	(88)	65
Plus:
Income Tax Expense	—	—	—	12	12
Interest Expense, net	48	146	7	61	262
Depreciation and Amortization	81	197	19	—	297
ARO Expense	1	1	—	—	2
Contract Amortization	5	47	2	—	54
Loss on Debt Extinguishment	7	2	—	—	9
Mark to Market (MtM) Losses on economic hedges	—	2	—	—	2
Other non recurring charges	—	2	1	3	6
Adjustments to reflect NRG Yield’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	14	35	—	—	49
Adjusted EBITDA	312	407	51	(12)	758

Appendix Table A-5: Cash Available for Distribution Reconciliation
The following table summarizes the calculation of Cash Available for Distribution and provides a reconciliation to Cash from Operating Activities:

	Three Months Ended		Twelve Months Ended
($ in millions)	12/31/16	12/31/15	12/31/16	12/31/15
Adjusted EBITDA	207	189	899	758
Cash interest paid	(68)	(70)	(266)	(274)
Changes in prepaid and accrued capacity payments	(10)	(11)	(8)	(12)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(29)	(24)	(116)	(76)
Distributions from unconsolidated affiliates	10	3	49	43
All other changes in working capital	11	8	2	(34)
Cash from Operating Activities	121	95	560	405
All other changes in working capital	(11)	(8)	(2)	34
Return of investment from unconsolidated affiliates	12	11	28	27
Net contributions to noncontrolling interest	(2)	—	(4)	—
Cash distributions to non-controlling interest prior to Drop Down (NRG)	—	(18)	(9)	(45)
Maintenance Capital expenditures	(4)	(12)	(16)	(20)
Principal amortization of indebtedness	(60)	(55)	(263)	(232)
Reimbursement of Network Upgrades	6	4	17	17
Cash Available for Distribution	62	17	311	186

Appendix Table A-6: Twelve Months Ended December 31, 2016, Sources and Uses of Liquidity
The following table summarizes the sources and uses of liquidity in the first twelve months of 2016:

Twelve Months Ended
($ in millions)	12/31/16
Sources:
Proceeds from the issuance of long-term debt	675
Net Cash Provided by Operating Activities	560
Return of investment from unconsolidated affiliates	28
Uses:
Net repayments of the revolving credit facility	(306)
Payments for long-term debt	(264)
Payment of dividends to shareholders and distributions to NRG	(183)
Distributions to NRG for CVSR	(113)
Acquisition of Drop Down Assets, net of cash acquired	(77)
Investments in unconsolidated affiliates	(80)
Capital expenditures	(20)
Other net cash outflows	(14)
Change in cash and cash equivalents	206
Change in restricted cash	33
Change in total cash	239

Appendix Table A-7: Adjusted EBITDA and Cash Available for Distribution Guidance

($ in millions)	2017 Full Year Guidance
Net Income	110
Income Tax Expense	20
Interest Expense, net	310
Depreciation, Amortization, and Accretion Expense	355
Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	70
Adjusted EBITDA	865
Cash interest paid	(280)
Changes in prepaid and accrued capacity payments	(4)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(108)
Cash distributions from unconsolidated affiliates	75
Cash from Operating Activities	548
Net contributions from noncontrolling interest	1
Maintenance capital expenditures	(27)
Principal amortization of indebtedness	(283)
Reimbursement of Network Upgrades	16
Estimated Cash Available for Distribution	255

Appendix Table A-7: Adjusted EBITDA and Cash Available for Distribution Drop Downs

($ in millions)	5 Year Average from 2018-2022
Net Income	2.3
Interest Expense, net	16
Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	34
Adjusted EBITDA	52.3
Cash interest paid	(16)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(52)
Cash distributions from unconsolidated affiliates	44
Cash from Operating Activities	28.3
Principal amortization of indebtedness	(15)
Estimated Cash Available for Distribution	13.3

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG Yield’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because NRG Yield considers it an important supplemental measure of its performance and believes debt and equity holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG Yield does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG Yield’s business. NRG Yield compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, asset write offs and impairments; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG Yield considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG Yield may incur expenses similar to the adjustments in this news release.

Management believes Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. This measure is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Additionally, Management believes that investors commonly adjust EBITDA information to eliminate the effect of restructuring and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA represents EBITDA adjusted for the effects of impairment losses, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude the Adjusted EBITDA related to the non-controlling interest, gains or losses on the repurchase, modification or extinguishment of debt, and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.

Cash Available for Distribution (CAFD) is adjusted EBITDA plus cash distributions from unconsolidated affiliates, cash receipts from notes receivable, less cash distributions to noncontrolling interests, maintenance capital expenditures, pro-rata adjusted EBITDA from unconsolidated affiliates, cash interest paid, income taxes paid, principal amortization of indebtedness, and changes in prepaid and accrued capacity payments. Management believes cash available for distribution is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.

We believe cash available for distribution is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of our ability to make quarterly distributions. In addition, cash available for distribution is used by our management team for determining future acquisitions and managing our growth. The GAAP measure most directly comparable to cash available for distribution is cash from operating activities.

However, cash available for distribution has limitations as an analytical tool because it does not include changes in operating assets and liabilities and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results from operations. Cash available for distribution is a non GAAP measure and should not be considered an alternative to cash from operating activities or any other performance or liquidity measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of cash available for distribution are not necessarily comparable to cash available for distribution as calculated by other companies. Investors should not rely on these measures as a substitute for any GAAP measure, including cash from operating activities.